                                  Exhibit 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made as of September 8, 1997 among Vitalink Pharmacy Services, Inc., a Delaware corporation ("Vitalink"), Vitalink Subsidiary, Inc., an Oklahoma corporation ("Sub"), Home Care Medical Equipment, Inc., an Oklahoma corporation ("Home Care"), and Al Willingham, Randy Willingham, and Craig Anson (individually "Shareholder" and collectively "Shareholders").

                                R E C I T A L S:
                                ---------------

     WHEREAS, the respective Boards of Directors of Vitalink, Sub and Home Care have approved the merger of Home Care with and into Sub (the "Merger") with Sub being the surviving corporation of the Merger and have approved and adopted the Merger upon the terms and conditions set forth in this Agreement;

     WHEREAS, upon consummation of the Merger, the Shareholders of Home Care will receive shares of Common Stock, par value $0.01 per share, of Vitalink, all as more particularly described herein;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall be a reorganization described in Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder;

     WHEREAS, Vitalink, Sub, Home Care and Shareholders desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1
                                  THE MERGER
                                  ----------

     1.01 The Merger.
          -----------

     (a)  The Merger.  Upon the terms and subject to the conditions of this
          ----------
     Agreement, Home Care shall be merged with and into Sub in accordance with the provisions of Section 1081 of the Oklahoma General Corporation Act ("Oklahoma Act"). The separate corporate existence of Home Care shall thereupon cease, and Sub shall be the surviving corporation of the Merger (the "Surviving Corporation") and shall continue its existence under the laws of the State of Oklahoma.

     (b)  Effective Time of the Merger.  The Merger shall become effective at
          ----------------------------
     11:59 p.m. on September 30, 1997 ("Effective Time").

     (c)  Certificate of Incorporation.  The Certificate of Incorporation of
          -----------------------------
     Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation and thereafter may be amended in accordance with its terms and as provided by law.

     (d)  Bylaws.  The Bylaws of Sub as in effect at the Effective Time shall be
          ------
     the Bylaws of the Surviving Corporation.

     (e)  Directors.  The directors of Sub at the Effective Time will be the
          ---------
     directors of the Surviving Corporation until their respective successors are duly elected and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or until their earlier resignation or removal, or as otherwise provided by law.

     (f)  Officers.  The officers of Sub at the Effective Time will be the
          ---------
     officers of the Surviving Corporation until their successors are duly elected and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or until their earlier resignation or removal, or as otherwise provided by law.

     (g)  Employees of Home Care.  At the Effective Time, the employees of Home
          -----------------------
     Care shall become employees of Vitalink or Sub. As soon as reasonably practicable after the Effective Time, Vitalink shall provide employee benefit plans and arrangements to the former employees of Home Care that are the same as the employee benefit plans and arrangements of Vitalink or its subsidiaries as in effect immediately prior to the Effective Time. The former employees of Home Care shall be credited for their actual years of service with Home Care for purposes of eligibility, vesting and benefit accrual. Such employee benefits under the Vitalink medical plan shall not be subject to any exclusions for any pre-existing conditions, and credit shall be received for any deductibles or out-of-pocket amounts previously paid.

                                   ARTICLE 2
                   CONVERSION OF SHARES; REGISTRATION RIGHTS;
                   ------------------------------------------
                            AND REGULATORY APPROVALS
                            ------------------------

     2.01 Conversion of Shares.  As of the Effective Time, by virtue of the
          --------------------
Merger and without any action on the part of any holder:

     (a)  Merger Consideration.  Each share of the common stock, par value $1.00
          --------------------
     per share, of Home Care (each a "Home Care Share" and together the "Home Care Shares") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, and become exchangeable for 702.635 shares of Vitalink common stock, par value $0.01 per share ("Vitalink Common Stock" or the "Merger Consideration") subject to adjustment as provided in Section 2.02 below. The Merger Consideration has been determined based on a price per share of Vitalink Common Stock of $19.925 ("Stock Price"). The number of shares of Vitalink Common Stock issued to each Shareholder under this Section 2.01 (a) shall be rounded to the nearest whole share. At the Effective Time, all Home Care Shares shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Home Care Shares shall thereafter represent only the right to receive the Merger Consideration.

     2.02 Stockholders' Equity Adjustment.
          -------------------------------

     (a) Within 45 days after Closing, Shareholders shall cause to be prepared and will provide to Vitalink a preliminary closing balance sheet of Home Care (the "Preliminary Closing Balance Sheet") together with the source data that supports each material line item as of the Effective Time, following the format, and including the line items, as shown on the balance sheet as of June 30, 1997, attached to the Home Care Disclosure Statement, which Preliminary Closing Balance Sheet shall set forth the assets (excluding trade name and service agreements) and the liabilities of Home Care prepared on a basis consistent with the June 30, 1997 balance sheet (except as otherwise specifically provided) and reflecting the results of the physical inventory described below, but shall also include an adjustment assuming accrual of the income taxes payable on the Accounts Receivable less all accounts, rents and other payables as of the Closing Date at a combined federal and state rate of 40%. Home Care and Vitalink shall select a mutually acceptable inventory management company to perform a physical inventory of Home Care after the close of business on the day prior to the Effective Time. Home Care's and Vitalink's representatives may be present during the performance of such physical inventory.

     (b) Within 7 months after Closing, Shareholders shall cause to be prepared and will provide to Vitalink a closing balance sheet of Home Care (the "Closing Balance Sheet") together with the source data that supports each material line item as of the Effective Time, following the format, and including the line items, as shown on the Preliminary Closing Balance Sheet, including an adjustment assuming accrual of the income taxes payable on the Accounts Receivable balance listed on the Closing Balance Sheet less all accounts, rents and other payables as of the Closing Date at a combined federal and state rate of 40%. The Closing Balance Sheet's Accounts Receivable balance shall be adjusted as follows. The Accounts Receivable balance listed on the Closing Balance Sheet shall only reflect the portion of the Accounts Receivable balance as of the Closing Date, which has been collected within the six-month period after the Closing Date.

     (c) If the stockholders' equity on the Closing Balance Sheet is less than $750,000 (the "Target Value"), Shareholders will promptly pay to Vitalink such shortfall by paying their proportionate share of the shortfall in cash within 30 days after receipt of the Closing Balance Sheet from Shareholders. If the stockholders' equity on the Closing Balance Sheet is greater than the Target Value, Vitalink will pay the Shareholders their respective proportionate share of such excess amount in additional shares of Vitalink Common Stock valued at the Stock Price within 30 days of receipt of the Closing Balance Sheet by Vitalink.

     (d) In the event Vitalink disputes any item on the Preliminary Closing Balance Sheet or disputes the Accounts Receivable balance on the Closing Balance Sheet, Shareholders must be notified of such dispute within 25 days of receipt by Vitalink of the respective Preliminary Closing Balance Sheet or the Closing Balance Sheet, and such dispute shall be resolved by submitting the issue to a mutually acceptable independent accountant whose determination, which shall be issued within 30 days of submission, shall be final, and binding on Vitalink and Shareholders. Vitalink shall pay one-half and the Shareholders shall pay one-half of the accounting expenses incurred in connection with the resolution of such dispute.

     (e) The number of shares of Vitalink Common Stock issued to each Shareholder under this Section 2.02, if any, shall be rounded to the nearest whole share.

     (f) Except with respect to the Accounts Receivable balance, the inventory balance and the accrual of income taxes, the Preliminary Closing Balance Sheet and the Closing Balance Sheet shall be prepared in accordance with the generally acceptable accounting principles.

     (g) Notwithstanding anything in this Agreement to the contrary, the sole remedy of Vitalink or Sub with respect to the collection of the Accounts Receivable as of the Closing Date will be the Stockholder's Equity Adjustment provided in this Section 2.02.

     2.03 Securities Laws Representations.  Each of the Shareholders represents
          --------------------------------
and agrees that:

     (a) The Vitalink Common Stock being issued in the Merger has not been registered under the Securities Act of 1933 ("Securities Act") or any applicable state securities laws, and, therefore, cannot be resold, pledged, assigned or otherwise transferred unless such shares are subsequently registered under the Securities Act and under any applicable state securities laws or unless an exemption from registration is available. Stop-transfer instructions to that effect will be in effect with respect to the Vitalink Common Stock acquired by each Shareholder. This paragraph (a) constitutes written disclosure by Vitalink and Sub to each Shareholder of the limitations on the resale of the Vitalink Common Stock.

     (b) The shares of Vitalink Common Stock that are being acquired by such Shareholder in exchange for his Home Care Shares are being and will be acquired for himself and not for other persons and are not being and will not be acquired with a view to the transfer or distribution thereof, except to the extent permitted by the Securities Act and the rules and regulations thereunder, and each Shareholder has no present intention of selling or otherwise distributing such shares of Vitalink Common Stock, except any that may be sold pursuant to the Registration Statement contemplated by
     Section 2.04(a).

     (c) None of the shares of Vitalink Common Stock to be received by him in the Merger will be sold, pledged, transferred or otherwise disposed of by or through such Shareholder in violation of the registration requirements of the Securities Act or any state securities laws.

     (d) The certificates representing the shares of Vitalink Common Stock to be issued, sold, exchanged, transferred, and delivered to the Shareholder pursuant to this Agreement shall bear a restrictive legend in substantially the following form, provided that such legend shall not be required if such disposition is being made in connection with the Registration Statement or in connection with a sale which is exempt from registration pursuant to Rule 144 of the Securities Act and any applicable state securities law or of an opinion of counsel satisfactory to Vitalink to the effect that neither such legend nor the restriction on transfer set forth in this Agreement are required to ensure compliance with the Securities Act, and an appropriate stop transfer order will be placed against the transfer of the share certificates with the transfer agent of such shares:

          "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or any applicable state securities laws and may not be sold, transferred or assigned, and the issuer is not required to give effect to any attempted sale, transfer or assignment, except
          (i) pursuant to a current or then effective registration statement under the Securities Act; (ii) in a transaction permitted by Rule 144 under the Securities Act and as to which the issuer has received reasonably satisfactory evidence of compliance with the provisions of Rule 144; or (iii) upon receipt of a legal opinion reasonably acceptable to the issuer to the effect that the transaction does not require registration under the Securities Act, or other evidence reasonably satisfactory to the issuer, that such registration is not required."

     (e) The Shareholder has had access to all material information, including, without limitation, the Vitalink Reports (as defined in Section 4.06), concerning Vitalink which the Shareholder deems necessary or advisable in order to evaluate the risks and merits of acquiring the Vitalink Common Stock to be issued to the Shareholder under this Agreement. Vitalink has made available to the Shareholder the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain additional information which Vitalink possesses or could acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information furnished under this Agreement and has obtained such additional information. Each Shareholder acknowledges that such copies of the Vitalink Reports contain lists of exhibits that were filed therewith and that Vitalink has made such exhibits available to each Shareholder upon his written request.

     (f) The Shareholder has such knowledge and experience in financial and business matters that the Shareholder is capable of evaluating the merits and risks of acquiring the Vitalink Common Stock.

     (g) The Shareholder understands and has the ability to bear the economic risk of investment in the Vitalink Common Stock for an indefinite period of time because such shares have not been registered under the Securities Act and, therefore, cannot be sold unless they are subsequently registered under the Securities Act or an exemption from registration is available.

     (h) Randy Willingham and Al Willingham are "accredited investors" as defined in Regulation D, 17 C.F.R. (S) 230.501(a) under the Securities Act.

     2.04  Registration of Vitalink Common Stock.
           --------------------------------------

     (a) As soon as reasonably practicable (but in any event, not later than twenty (20) days after the Closing of the Merger, Vitalink shall file a registration statement under the Securities Act on Form S-3 ("Registration Statement") to register all of the shares of

     Vitalink Common Stock issued in connection with the Merger to permit sale or transfer of the shares of Vitalink Common Stock by the Shareholders or by their Permitted Transferees in non-underwritten transactions, including open market or private transactions which may be with or through a broker-dealer or agent, hedging transactions, loan transactions or other transactions from time to time. Vitalink shall cause the Registration Statement to become effective under the Securities Act as soon as reasonably practical after the filing of the Registration Statement and to maintain the effectiveness of the Registration Statement under the Securities Act for a period of not less than one year following the date on which the Registration Statement becomes effective or until the intended distribution of the shares of Vitalink Common Stock is completed, whichever occurs first. Vitalink shall also use its best efforts to register or qualify the shares of Vitalink Common Stock for public sale under the securities or blue sky laws of the state of principal residence of each Shareholder, if such registration or qualification is necessary; provided, however, that Vitalink shall not be required to qualify to do business as a foreign corporation or otherwise to subject itself to taxation therein or to file any general consent to service of process in any state.

     (b) For so long as the Registration Statement is effective, Vitalink shall use its best efforts to maintain its eligibility to use Form S-3. If, during the effectiveness of the Registration Statement, an event should occur which, in the reasonable opinion of Vitalink's counsel, makes the prospectus included in the Registration Statement contain an untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, after notice is given by Vitalink to the Shareholders of the occurrence of such event, the Shareholders shall make no further sales or other dispositions, or offers therefor, of the shares of Vitalink Common Stock until the Shareholders receive from Vitalink copies of a new, amended or supplemented prospectus complying with the Securities Act. Vitalink shall keep the Shareholders fully informed as to the status of its efforts, which shall be prompt and diligent, to cause such new, amended or supplemented prospectus to be available for use by the Shareholders.

     (c) Vitalink shall provide to the Shareholders the number of prospectuses relating to the shares of Vitalink Common Stock as the Shareholders shall reasonably request to enable Shareholders to comply with the applicable prospectus delivery requirements under the Securities Act and shall at all times keep Shareholders informed about the status of the Registration Statement, including any comments relating thereto from the SEC, any proposed amendment or any other matters related to the Registration Statement or the effectiveness thereof.

     (d) Vitalink shall bear all expenses of any registration except that the Shareholders shall bear the underwriter's commissions and expenses and brokerage fees, if any, with respect to Vitalink Common Stock sold by the Shareholders and the fees and expenses of legal counsel to the Shareholders.

     (e) The Shareholders and any Permitted Transferee then holding shares of Vitalink Common Stock included or to be included in the Registration Statement (herein "Other Holders") shall furnish Vitalink as promptly as possible such information as may be reasonably requested from them by Vitalink in connection with any Registration Statement filed pursuant hereto and shall cooperate with Vitalink to the extent that it may be reasonably required in order to cause any Registration Statement or any amendment thereto to become effective.

     (f)  In connection with any Registration Statement filed pursuant to this
     Section 2.04, each Shareholder and each Other Holder shall and hereby agrees to severally indemnify and hold harmless Vitalink, its officers and directors and the other shareholders and each Other Holder from and against any and all losses, liabilities, claims, damages and expenses (including, but not limited to, reasonable costs of investigation, counsel fees, interest and penalties) arising out of or based upon any untrue statement of a material fact in any writing furnished by such Shareholder or such Other Holder for use in any such Registration Statement or by such Shareholder's or such Other Holder's failure to furnish a material fact pertaining to such Shareholder or such Other Holder and required to be stated therein or necessary to make the statements therein not misleading. Similarly, Vitalink shall indemnify and hold harmless the Shareholders or such Other Holder from and against any and all such losses, liabilities, claims, damages and expenses (including reasonable costs of investigation and counsel fees) arising out of or based upon any untrue statement of a material fact in any such Registration Statement or by its failure to include in any such Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such liability arises out of or is based on any such untrue statement or omission in any writing furnished to Vitalink by the Shareholder, or the Other Holders for use therein.

     (g) For purposes of this Section 2.04, Vitalink Common Stock means and includes the Vitalink Common Stock issued at the Effective Time pursuant to
     Section 2.01(a) (without any adjustment pursuant to Section 2.02) and any securities issued or issuable with respect to the Vitalink Common Stock by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

     (h) For purposes of this Agreement, the term Permitted Transferee shall mean (a) spouses or family members of the Shareholders; trusts created by the Shareholders for the benefit of the Shareholders or for the benefit of family members of the Shareholders; or a corporation, partnership or limited liability company, all of the capital stock or interests of which is owned by the Shareholders, family members or their spouses; or (b) pledgees of the shares of Vitalink Common Stock as security.

     For purposes of this Agreement, "family members" shall mean lineal or adopted descendants of the Shareholders.

     (i) Upon the sale of Vitalink Common Stock by Shareholders pursuant to an effective registration statement or upon the expiration of the holding period provided in Rule 144 in effect at the time of the transfer, Vitalink shall instruct its transfer agent to permit said transfer, and shall further cause Vitalink to remove, or cause to be removed, the legend referred to in Section 2.03(d), with respect to the shares being transferred under this provision and provided that for any shares which are not transferred and continue to be restricted under federal and state securities laws, Vitalink shall place a restrictive legend as provided in
     Section 2.03(d) on the certificates for said shares.

     2.05 Regulatory Approvals
          --------------------

     (a)  As to Vitalink and Sub.  Vitalink and Sub shall use their best efforts
          ----------------------
     to obtain or satisfy, on or prior to Closing, all licenses, authorizations, approvals, consents, certificates or other requirements of any governmental department, bureau or agency or other board or authority necessary for the execution and delivery by Vitalink and Sub of this Agreement, or any other documents contemplated hereby, or for consummation by Vitalink and Sub of the transactions contemplated herein.

     (b)  As to Shareholders and Home Care.  Shareholders and Home Care shall
          ---------------------------------
     use their best efforts to obtain or satisfy, on or prior to Closing, all licenses, authorizations, approvals, consents, certificates or other requirements of any governmental department, bureau or agency or other board or authority necessary for the execution and delivery by Shareholders and Home Care of this Agreement, or any other documents contemplated hereby, or for the consummation by Shareholders and Home Care of the transactions contemplated herein.

                                   ARTICLE 3
                                    CLOSING
                                    -------

     3.01 Closing; Closing Date.
          ----------------------

     (a)  Closing.  Provided that all terms and conditions hereof required to be
          -------
     satisfied at or prior to Closing have been satisfied, or satisfaction thereof have been waived by the party entitled to require satisfaction thereof, the closing of the transactions contemplated hereby ("Closing") shall take place at Crowe & Dunlevy, A Professional Corporation, 1800 Mid-America Tower, 20 North Broadway, Oklahoma City, Oklahoma 73102, on September 30, 1997, unless another date and place of Closing is agreed to in writing by the parties. The date and time of the Closing are referred to herein as the "Closing Date". The "Closing" shall mean the deliveries to be made by Vitalink, Sub, Home Care and Shareholders on the Closing Date in accordance with the provisions of this Agreement.

     At the Closing, Vitalink, Sub, Home Care and Shareholders shall cause the Certificate of Merger to be filed in accordance with the provisions of the Oklahoma Act and shall take any and all other lawful actions, and do any and all other lawful things, necessary to effect the Merger and to enable the Merger to become effective as of the Effective Time.


                                   ARTICLE 4
         REPRESENTATIONS, WARRANTIES AND COVENANTS OF VITALINK AND SUB
         -------------------------------------------------------------

     Except as disclosed in a letter (the "Vitalink Disclosure Letter") delivered to Home Care and Shareholders prior to this execution of this Agreement, Vitalink and Sub severally represent, warrant and covenant to Home Care and Shareholders that:

     4.01  Organization and Corporate Authority of Vitalink.  Vitalink is a
           ------------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to enter into the Agreement and to consummate the transactions contemplated hereby. The Agreement and all other agreements to be executed by Vitalink in connection herewith have been, or upon execution will have been, duly executed and delivered by Vitalink, have been effectively authorized by all necessary action, corporate or otherwise, and constitute, or upon execution will constitute, legal, valid and binding and enforceable obligations of Vitalink and no other consents or approvals are needed or necessary.

     4.02  Organization and Corporate Authority of Sub.  Sub is a corporation
           --------------------------------------------
duly organized, validly existing and in good standing under the laws of Oklahoma and has all requisite power and authority to enter into the Agreement and to consummate the transactions contemplated hereby. The Agreement and all other agreements to be executed by Sub in connection herewith have been, or upon execution will have been, duly executed and delivered by Sub, have been effectively authorized by all necessary action, corporate or otherwise, and constitute, or upon execution will constitute, legal, valid and binding and enforceable obligations of Sub and no other consents or approvals are needed or necessary.

     4.03  Authorized Shares.  The shares of Vitalink Common Stock to be issued
           ------------------
to Shareholders under this Agreement have been duly authorized and when issued pursuant to this Agreement will be validly issued, fully paid and nonassessable.

     4.04  Capitalization of Sub.  The authorized capital stock of Sub consists
           ----------------------
of 100 shares of Sub common stock ("Sub Common Stock"), par value $1.00 per share, all of which are validly issued and outstanding. All of the issued and outstanding Sub Common Stock of Sub is, and at the Effective Time will be, owned by Vitalink. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Sub to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Sub. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Sub.

     4.05  Agreement Not in Breach of Other Instruments.  Neither the execution,
           ---------------------------------------------
delivery, or performance of the Agreement by Vitalink and Sub or any other agreement contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby and the fulfillment of the terms hereof by Vitalink or Sub will (a) conflict with, result in a breach of any of the terms of, constitute a default under, or require the consent of any other party to, any agreement or instrument to which Vitalink or Sub is a party or is subject to; (b) constitute a violation of any judgment, code, law, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to Vitalink or Sub; or (c) violate Vitalink's or Sub's Certificate of Incorporation or Bylaws.

     4.06  Financial Statements and Reports.  Vitalink has delivered to Home
           --------------------------------
Care and each Shareholder, each registration statement, report, proxy statement or information statement prepared by it pursuant to the Securities Act and the Securities Exchange Act of 1934, since May 31, 1996 (including exhibits, annexes and any amendments thereto), including, without limitation, its (i) Annual Report on Form 10-K for the year ended May 31, 1997; (ii) Annual Report on Form 10-K for the year ended May 31, 1996; (iii) definitive proxy statement dated August 28, 1996; and (iv) quarterly reports on Form 10-Q for the quarters ended August 31, 1996, November 30, 1996 and February 28, 1997 (collectively, including any filings not specifically named, the "Vitalink Reports"). As of their respective dates, the Vitalink Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Vitalink Reports (including the related notes and schedules) fairly presents the consolidated financial position of Vitalink and its subsidiaries as of its date and each of the consolidated statements of income, cash flows and changes in stockholders' equity included in or incorporated by reference into the Vitalink Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings, cash flows and changes in stockholders' equity, as the case may be, of it and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. To the best of their knowledge, Vitalink's executive officers have disclosed to Home Care all facts relating to the Vitalink and its operations and assets material to the transactions contemplated by this Agreement. No representation or warranty made by Vitalink in this Agreement and in any certificate furnished to Home Care or the Shareholders pursuant to this

Agreement and in the Vitalink Disclosure Letter contains or as of the Closing Date will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. The representations and warranties made herein are made by Vitalink with the knowledge and expectation that Home Care and the Shareholders are placing reliance thereon.

     4.07  No Pending Action.  There is no action, suit or proceeding pending
           -----------------
or, to Vitalink's knowledge, threatened, against Vitalink seeking to prevent or postpone the consummation of any of the transactions contemplated by this Agreement, or which is likely to materially adversely affect the ability of Vitalink to perform its obligations pursuant to this Agreement or to carry on its business and operations as they are currently conducted.

     4.08  No Violation of Law.  Vitalink and Sub have not violated and are not
           --------------------
now in violation of any ordinance, statute or law of any government or any rule or regulation issued thereunder, including but not limited to the Medicare and Medicaid fraud and abuse provisions of the Social Security Act, the Civil Monetary Penalties law of the Social Security Act, or any other federal or state law, statute, rule or regulation relating to Vitalink or Sub or their business operations, which may have a material adverse effect on the financial conditions, results of operation business or prospects (a "Material Adverse Effect") of Vitalink and Vitalink and Sub have not received any notice of any such violation.

     4.09  Reorganization.  Vitalink, Sub and their respective executive
           ---------------
officers have not taken or agreed to take any actions as of the date of this Agreement and as of the Closing Date, will not take or agree to take any actions, whether before or after the Closing, and do not have any actual knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     4.10  Effect.  All of the preceding representations and warranties, except
           -------
for those that by their terms relate to a specific period of time, shall be true, correct and complete as of the date of this Agreement and as of the Closing Date and shall survive the Closing as set forth in Section 10.05.

                                   ARTICLE 5
            SHAREHOLDERS' REPRESENTATIONS, WARRANTIES AND COVENANTS
            -------------------------------------------------------

     Except as disclosed in a letter (the "Home Care Disclosure Letter") delivered to Vitalink prior to the execution of this Agreement, Home Care and each Shareholder severally represents, warrants, and covenants to Vitalink and Sub as follows:

     5.01  Organization and Good Standing.  Home Care is a corporation duly
           ------------------------------
organized and validly existing and in good standing under the laws of the State of Oklahoma. Home Care is authorized to conduct, and in fact conducts, business in the State of Oklahoma and in no other state. Home Care has full corporate power to carry on its business as it is now conducted, and is entitled to own and operate the properties it presently owns. Home Care does not, in whole or in part, own, either directly, indirectly or beneficially, any other corporation, partnership, joint venture or other entity.

     5.02  Financial Statements.
           ---------------------

     (a) Attached to the Home Care Disclosure Letter are copies of Home Care's income tax cash basis balance sheets and income statements for the year ended December 31, 1996 and the six-month period ending June 30, 1997 (the "Financial Statements"), which have been adjusted to reflect accruals of income and expenses (other than income taxes) as if Home Care were an accrual method taxpayer. The balance sheet at June 30, 1997 shall be hereinafter known as the "Balance Sheet." The Financial Statements fairly present the financial condition and results of operations of Home Care at the relevant dates thereof and for the periods covered thereby based on the methods by which such Financial Statements were prepared.

     (b) Since June 30, 1997, there has not been (i) any material adverse change in the condition (financial or otherwise) of Home Care; (ii) any material adverse change in or to the assets or liabilities of Home Care;
     (iii) any material transaction by Home Care not in the normal course of business; (iv) any material modification or termination of any Contract of Home Care; (v) any new material Contract or commitment by Home Care (whether in effect at present or in the future) which cannot be terminated without penalty upon thirty (30) days notice; or (vi) any other event or condition of any character which has had or may have a Material Adverse Effect on Home Care.

     (c) The business inventory reflected in the Balance Sheet consists of good and usable, salable or rentable items owned by Home Care, being held for resale or rental by Home Care in the normal course of business, or items which are owned and directly used by Home Care in preparing products for resale or rental (such as packaging material).

     5.03 Authority.
          ---------

     (a) Each Shareholder has the full and sole right, power and authority to enter into and carry out their obligations under the Agreement and is competent and under no legal restraint. This Agreement and all other documents to be executed by each Shareholder in connection herewith, whether at Closing or otherwise, have been (or upon execution will have been) duly executed and delivered by each Shareholder, and constitute (or upon execution will constitute) legal, valid and binding and enforceable obligations of each Shareholder and no other consents or approvals are needed or necessary.

     (b) This Agreement and the Merger and the execution, delivery and performance by Home Care of this Agreement and of each other document to be executed and delivered by Home Care in connection with the provisions of this Agreement, have been duly and validly authorized and approved by all necessary action on the part of Home Care, including the Board of Directors of Home Care and the Shareholders. Upon execution, this Agreement will constitute a legal, valid and binding agreement of Home Care enforceable against Home Care in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     5.04  Capitalization.  The authorized capital stock of Home Care consists
           --------------
of 500 shares of common stock, par value $1.00 per share (the "Capital Stock"). All of the shares of Capital Stock are issued and outstanding (each a "Home Care Share" and together the "Home Care Shares"). All of the Home Care Shares are
(i) duly authorized, validly issued and fully paid and non-assessable, and (ii) owned by Shareholders, free and clear of all liens, claims, pledges, proxies, restrictions, security interests, equities and other encumbrances whatsoever as indicated by the following schedule:

          Shareholder                  Number of Shares
          -----------                  ----------------
          Al Willingham                       239
          Randy Willingham                    239
          Craig Anson                          22
                                              ---

     Total Shares Outstanding                 500

There are no, and shall at Closing be no, options, warrants, rights, calls commitments or agreements of any character relating to the issued and outstanding Home Care Shares, and there are no outstanding securities or other instruments convertible into or exchangeable for the Home Care Shares or the Capital Stock and no commitments to issue such securities or instruments.

     5.05  Tax Return and Taxes.  Attached to the Home Care Disclosure Letter
           --------------------
are the federal, state and local income tax returns for Home Care's last three tax years which contain, in all material respects, true, complete and accurate information as may be required by such returns. Home Care has timely filed all federal, state and local tax returns which it is required to file, and has made all required quarterly income tax payments. Home Care is not subject to, nor, to the best of Shareholders' knowledge, is it asserted to be subject to, any penalty for any violation of any order, rule, or regulation, or default with respect thereto, of any tax commission or similar taxing board, bureau or instrumentality. Home Care has paid or has made full provision for payment of all federal, state and local taxes, if any, due from it pursuant to the returns in the Home Care Disclosure Letter or to assessments received with respect thereto, and for the payment of all federal, state and local taxes which may otherwise be due from it or which are accrued and unpaid as of the date of the Balance Sheet, whether or not yet due and payable and whether or not disputed.
There are no claims pending or, to the best of Shareholders' knowledge, threatened for taxes against Home Care with respect to any period ending as of or prior to the date hereof. No deficiency has been assessed on the audited federal or state tax returns of Home Care, and, as to any unaudited tax return of Home Care, no deficiency has been threatened as of the date hereof and Shareholders have no reasons to believe that any such deficiency will be assessed. Home Care has not agreed to the extension of the statute of limitations with respect to any tax return or tax claim, and Home Care is not undergoing a tax audit nor has it been informed that a tax audit is contemplated.

     5.06  Pension and Employee Benefit Plans.  Attached to the Home Care
           ----------------------------------
Disclosure Letter is a list of all employee benefit plans and all other material employee obligations of Home Care. Shareholders will, at Closing, make a true and accurate accounting of all accrued obligations of Home Care as of the Closing Date applicable to its employees, officers and directors (hereinafter collectively "Employees"), whether arising out of operation of law, by contract or by past custom, if any, including trusts or any other amounts payable to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other similar benefits for salaries, vacation and holiday pay, sick pay, bonuses and other forms of compensation payable with respect to the services rendered by its Employees as of the Closing Date. Except as disclosed in the Home Care Disclosure Letter, Home Care has no employee welfare or pension benefit plan ("Plan") applicable to any Employee, within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), nor has Home Care had such Plans, nor participated in, nor has any withdrawal liability with respect to, any multi-employer plan, as that term is defined by ERISA. Any Plan noted on the Home Care Disclosure Letter complies in all material respects with ERISA, the Internal Revenue Code of 1986, as amended, and all other applicable statutes and regulations, and no "reportable event" within the meaning of ERISA has occurred or is likely to occur based on the condition of any such Plan as of the Closing Date. There are no suits or actions or audits pending, or to Shareholders' knowledge threatened, against any such Plan. There are no employment agreements to which Home Care is a party, whether written or oral, covering any person, whether or not named thereon.

     5.07  Insurance.  Shareholders have delivered to Vitalink true, accurate
           ----------
and complete copies of all insurance policies covering Home Care and the business of Home Care for worker's compensation, personal injury, general liability, professional liability and property damage, as currently in effect. Attached to the Home Care Disclosure Letter are Certificates of Insurance for such insurance policies which are presently in force, and will be in force on the Closing Date, as to Home Care. All premiums relating to such policies have been paid on a timely basis, and Home Care has not been notified of the existence of any grounds for cancellation or reduction of coverage.

     5.08  Litigation and Adverse Claim  There are no claims, disputes, actions,
           ----------------------------
proceedings or investigations of any nature (whether judicial, administrative or otherwise) pending or, to the best of Shareholders' knowledge, threatened against the Shareholders (as they may affect Vitalink, the Home Care Shares or the transactions contemplated herein) or against Home Care, including but not limited to, worker's compensation claims. There is, to the best of Shareholders' knowledge, no matter with respect to which litigation is threatened and no claims by creditors or other parties against Home Care or Shareholders, that would become a claim against Vitalink, the Home Care Shares or Home Care following the Closing. As to any matters noted in the Home Care Disclosure Letter relating to this Section 5.08, adequate provision has been made in the Balance Sheet, or will be made in the Closing Balance Sheet, for any loss, claim, expense, cost or liability that may occur or be imposed.

     5.09  Contracts.  The Home Care Disclosure Letter sets forth a true and
           ---------
correct list of all Contracts and, if in writing, a copy of each such Contract. For purposes of this Agreement, "Contract" means any contract, agreement, lease, license, mortgage, loan agreement, indenture or commitment (whether written or oral) relating to the Home Care Shares or to which Home Care is a party or is otherwise bound. For purposes of this Section 5.09 only, the term Contracts shall not include contracts relating to sales or rental of equipment executed in the ordinary course of business or any Contract with any person or entity involving total payments less than Ten Thousand Dollars ($ 10,000.00) in the aggregate. Each Contract is a valid and binding agreement of Home Care. There has not occurred a material default under any Contract on the part of Home Care. Shareholders are not aware of any material default on the part of the other party or parties to each such Contract. Shareholders do not have any knowledge that an event has occurred which with the giving of notice or the passage of time, or both, would constitute a material default under any Contract. As to any Contract, to the best knowledge of Shareholders, there has taken place no event, nor has there been any omission of an event, which will have a Material Adverse Effect on Home Care;

     5.10  Licenses.  Attached to the Home Care Disclosure Letter is a list of
           --------
all Licenses owned or held by Home Care, or used in the business of Home Care which have previously been provided to Vitalink. For purpose of this Agreement, "License" means any valid license, permit, certification, provider agreement, or other governmental or regulatory authorization or approval which is used in the business of Home Care. There are no other Licenses necessary to enable Home Care to carry on its business as presently conducted or as is contemplated. All such Licenses are valid, unrestricted and in full force and effect, and there exists no default thereunder. There is no pending, or to the best of Shareholders' knowledge, threatened litigation or other proceeding under which any of such Licenses may be restricted, revoked, terminated or suspended and there has taken place no event or occurrence which, to the best of Shareholders' knowledge, could give rise to a default, restriction, revocation or termination proceeding under which any of such Licenses may be revoked, restricted, terminated or suspended.

     5.11  Labor and Employment Matters  The Home Care Disclosure Letter sets
           ----------------------------
forth a list of the names, rates of pay, social security number, full or part-time status, hire date, position, vested and accrued benefits and all other items of employment for all employees of Home Care. With respect to any employees and as to Home Care, there is no (a) collective bargaining agreement or other labor agreement; (b) employment, profit sharing, deferred compensation, bonus, stock option, stock purchase, retainer, consulting, retirement, welfare, or incentive plan or contract; (c) Contract with any employee; or (d) program, arrangement, plan or agreement under which Home Care, or any other person on behalf of Home Care, provides vacation, sick leave or other benefits to any employees, other than as provided in the Home Care Disclosure Letter.

     Home Care has complied in all material respects with all applicable laws, rules and regulations relating to its employees or to the employment of labor, including those relating to wages, hours, collective bargaining, and the payment and withholding of taxes and other sums as required by appropriate governmental authorities; Home Care has withheld and paid to the appropriate governmental authorities or is holding for payment not yet due all amounts required to be withheld from employees; and Home Care is not liable for any arrears of wages, taxes, penalties. There is no unfair labor practice complaint pending, or to the best of Shareholders' knowledge, threatened, against Home Care before the National Labor Relations Board or any state or local agency, no pending labor strike, and no other formal labor grievance or representation question. To the best of Shareholders' knowledge, during the three (3) years prior to the date of this Agreement, no organizational activity by any labor union has occurred with respect to the employees.

     5.12  No Violation of Law.  Home Care has not violated and is not now in
           -------------------
violation of any federal, state or local laws, regulations or orders, including, but not limited to, the Medicare and Medicaid fraud and abuse provisions of the Social Security Act, the Civil Monetary Penalties Law of the Social Security Act, or any other federal or state law, statute, rule or regulation relating to Home Care, and neither Home Care nor Shareholders has received any notice of any such violation which may have a Material Adverse Effect on Home Care.

     5.13  Agreement Not in Breach of Other Instruments.  Neither the execution,
           ---------------------------------------------
delivery or performance of the Agreement nor the consummation of the transactions contemplated hereby or thereby, will: (a) conflict with, or result in a breach of, any of the terms, or constitute a default under, any Contract or any instrument to which Shareholders or Home Care is a party or is subject to;
(b) constitute a violation of any code, law, regulation, ordinance, judgment or order; (c) result in the creation or acceleration of any encumbrance pertaining to or upon the Home Care Shares or upon Home Care; or (d) conflict with, or constitute a violation of Certificate of Incorporation or By-Laws of Home Care.

     5.14  Real Property and Personal Property.  Home Care owns no real
           -----------------------------------
property. Home Care has sufficient Personal Property to carry on its business and operations as currently being conducted and has good and marketable title to such Personal Property free and clear of all encumbrances, claims, liens, security interests, leases and the like. Attached to the Home Care Disclosure Letter is a description of all Personal Property owned by Home Care with a book value as of June 30, 1997, in excess of Five Hundred Dollars ($500.00). There are no taxes due and owing on the Personal Property. To the best of Shareholders' knowledge, the Personal Property is in good condition and repair, ordinary wear and tear accepted, and suitable to its intended and customary use, and no material maintenance, repair or replacement has been deferred or neglected. For purposes of this Agreement, "Personal Property" means the tangible personal property (other than inventory), owned by Home Care as of the Closing Date including, without limitation, all files, books, business and medical records pertaining to Home Care's business or customers.

     5.15  Non-Owned Real and Personal Property.  Attached to the Home Care
           -------------------------------------
Disclosure Letter is a description of all of the non-owned real property and Personal Property that is utilized by Home Care with a value in excess of Five Hundred Dollars ($500.00), including the Contracts that evidence the arrangements by which Home Care has possession of such real and personal property.

     5.16  Environmental Matters.  Home Care has not been in the business of,
           ----------------------
nor assisted in, the disposal, storage, treatment or processing of toxic or hazardous substances and has fully complied with all applicable laws governing any such disposal, storage, treatment or processing. All disposal, storage, treatment, handling, production or processing of any hazardous, dangerous, toxic substances or solid waste by Home Care has been in compliance with all applicable federal, state and local laws or regulations. Home Care has been in compliance in all material respects with the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.) as amended, the
                                                       -------
Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.
Section 9601, et seq.) as amended, the Clean Water Act (33 U.S.C. Section 1241,
              -------
et seq.) as amended, or any other federal, state or local environmental law,
------
ordinance, rule or regulation. Home Care has obtained all permits and licenses required for the operation of its business required by any federal, state or local environmental law, ordinance, rule or regulation.

     5.17  Commitments.  Neither Shareholders nor Home Care has made any
           ------------
agreement or any commitment that will or may limit the ability of Home Care to conduct its business. Home Care has entered into no Contract or other arrangement for the provision of goods or services with any Shareholder.

     5.18  Tradename.  To the best of Shareholders' knowledge, Home Care has the
           ----------
unrestricted and unconditional ownership of, and right to use, the name "Home Care Medical" in the markets in which it currently conducts its business and, to Shareholders' knowledge, such use does not infringe, and there is no reason to believe that it will infringe, upon or violate any rights of any other person. Attached to the Home Care Disclosure Letter are all trademark and service mark registrations owned by Home Care and all fictitious name applications filed by Home Care.

     5.19  Accounts Receivable.  To the best of Shareholders' knowledge (a) each
           --------------------
account receivable reflected on the books and of records of Home Care as of the Closing Date ("Accounts Receivable") represents an undisputed, bona fide
                                                               ---- ----
indebtedness of the account debtor to Home Care for goods delivered or rented or for services provided in the ordinary course of Home Care's business; (b) there are no disputes, set-offs or counterclaims of any nature whatsoever against any Account Receivable other than discounts for prompt payment made in the ordinary course of business; (c) no Account Receivable is subject to any mortgage, pledge, lien or security interest of any kind or nature (whether or not of record); and (d) Home Care shall have, on the Closing Date, good right, title and interest in and to the Accounts Receivable.

     5.20  Governmental Billings.  Home Care has delivered true and correct
           ----------------------
billing requests for reimbursement and underlying information to all governmental programs, including but not limited to the Medicare and Medicaid programs, in compliance with all rules, regulations, policies and procedures of such governmental programs and of the fiscal intermediaries of such programs. All such billings were for goods actually provided, and at appropriate charges or costs, and Home Care has sufficient documentation to support such billing requests.

     5.21  Reorganization.  Shareholders and Home Care have not taken or agreed
           --------------
to take any actions as of the date of this Agreement and as of the Closing Date, will not take or agree to take any actions, whether before or after the Closing, and do not have any actual knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     5.22  Effect.  All of the foregoing warranties and representations, except
           ------
for those that by their terms relate to a specific period of time, shall be true, correct and complete as of the date of this Agreement and as of the Closing Date and shall survive the Closing as set forth in Section 10.05.

                                   ARTICLE 6
                            COVENANTS AND AGREEMENTS
                            ------------------------
                 OF HOME CARE AND SHAREHOLDERS PENDING CLOSING
                 ---------------------------------------------

     6.01  Operation in Usual Manner.  From and after the date of this Agreement
           -------------------------
to the Closing Date, unless Home Care receives Vitalink's prior consent, which shall not be unreasonably withheld, allowing Home Care to do otherwise, Home Care shall:

     (a) continue to conduct business in its usual and customary manner and shall not engage in any transaction whatsoever affecting Home Care or its business which is not in the usual and customary course of Home Care's business; provided, however, Home Care may, on or before the Closing Date, pay all accrued and unpaid rent payable up to the Effective Time.

     (b) comply in all material respects with all laws, rules and regulations applicable to Home Care and Home Care's business.

     (c)  perform all of Home Care's material contractual obligations.

     (d) maintain, and keep in full force and effect, all Licenses which are now in existence and effect.

     (e) not amend, or in any manner modify, Home Care's Certificate of Incorporation or By-laws.

     (f) not make any change or do any act, or fail to do any act, which would have a Material Adverse Effect on Home Care, except as expressly contemplated by this Agreement.

     (g) not issue, sell, or otherwise dispose of, or create any obligation to issue, sell or otherwise dispose of, shares of Capital Stock of Home Care.

     (h) not create, or agree to create, any liability or commitment for capital expenditures in excess of Ten Thousand Dollars (S10,000.00) in the aggregate, on behalf of or by Home Care.

     (i) not enter into any Contract or other commitment involving more than Ten Thousand Dollars ($ 10,000.00) in the aggregate on behalf of or by Home Care other than in the ordinary course of business, but in no event any Contract or other commitment that cannot be canceled in thirty (30) days or less.

     (j) not create, or agree to create, any liability or commitment for non-capital expenditures by or on behalf of Home Care, other than in the ordinary course of business, but in no event any liability or commitment greater than Ten Thousand Dollars ($10,000) individually or in the aggregate. Notwithstanding the foregoing, the above restriction shall not apply to routine drug orders taken by Home Care in the usual and customary course of Home Care's business.

     (k) allow Vitalink, upon 24 hours notice, to have reasonable access to the books, records, contracts and documents of Home Care and reasonable access to Home Care.

     (1) not change any wages, fringe benefits or other terms and conditions of employment of any employee, officer or director of Home Care, nor enter into any employment agreement with any such person or prospective employee, officer or director (provided, however, that Home Care shall have the right, in the ordinary course of business, to terminate the employment of any employee of Home Care and replace such employee at a comparable level of salary and benefits), nor make any material change in Home Care's charges for drugs.

     (m) use its best efforts to reasonably preserve the business operations of Home Care intact and at its present levels, to keep available the services of the employees of Home Care and to reasonably preserve the good will of Home Care, including without limitation with suppliers, customers and others having business relations with Home Care.

     (n) notify Vitalink immediately in the event there has been any breach of the warranties, representations or covenants contained in this Agreement or in the event there has occurred any event or circumstance that has caused any Material Adverse Effect on Home Care.

     6.02  Dividends.  Home Care shall not declare, pay, set aside for payment,
           ----------
make or commit to make, any dividend or distribution on the Home Care Shares, or make any distribution with respect thereto or directly or indirectly purchase, redeem or otherwise acquire or agree to purchase, redeem or otherwise acquire, any stock, including the Home Care Shares, except for such dividends as may be necessary for Home Care to pay out all of its net income to Shareholders to the extent Shareholders have been or will be subject to federal income tax thereon.

                                   ARTICLE 7
                         DELIVERIES AND ACTS AT CLOSING
                         ------------------------------

     7.01  Home Care and Shareholders' Delivery to Vitalink.  At Closing, Home
           ------------------------------------------------
Care and Shareholders shall deliver to Vitalink the following documents dated, unless otherwise specifically stated, as of the Closing Date (the "Closing Documents") and/or shall perform the following acts (the "Closing Acts"):

     (a) A Certificate of Good Standing, issued and certified by the Secretary of State of Oklahoma, and dated no earlier than three (3) days prior to Closing, showing that Home Care is in good standing and is authorized to transact business in such state.

     (b) A copy of Home Care's current Certificate of Incorporation certified by the Oklahoma Secretary of State, dated no later than three (3) days prior to Closing, and a copy of the By-laws of Home Care, certified to be true, complete and accurate by the Secretary of the Home Care.

     (c) The complete minute books of Home Care, including a copy of the resolutions of the Board of Directors of Home Care, certified by its Secretary or an Assistant Secretary, authorizing the execution and delivery of the Agreement and all documents or instruments relating hereto and the consummation of the transactions hereby and a copy of the resolutions of the Shareholders of Home Care authorizing the execution and delivery of the Agreement and all documents or instruments relating hereto and the consummation of the transactions hereby.

     (d) Delivery and surrender of the Certificates of the Home Care Shares, duly endorsed by Shareholders for transfer to Vitalink or accompanied by an assignment of the Home Care Shares to Vitalink, duly executed by Shareholders, in such form as may be reasonably requested by Vitalink.

     (e) Copies of Uniform Commercial Code Lien searches, dated no earlier than three (3) days prior to Closing, under the name of Shareholders and Home Care, which show that there are no financing statements, judgments, tax liens or other liens or encumbrances outstanding against the Home Care Shares, Home Care or against any of the Personal Property, except for those set forth in the Home Care Disclosure Letter hereto, said searches being done both locally and at the place of central filing in Oklahoma all Home Care's sole expense.

     (f) Tax certificates from all applicable taxing authorities which issue such certificates evidencing that all taxes due and owing to such authorities with respect to Home Care and the Personal Property have been paid.

     (g) A certificate of each of the Shareholders to the effect that the representations, warranties, and covenants of Shareholders contained in the Agreement or in any other document delivered pursuant hereto are true and correct or have been fully complied with as of the date of this Agreement and as of the Closing Date.

     (h) Execution by Al Willingham and Randy Willingham of employment agreements in the form attached hereto as Exhibit A and B, respectively, (the "Employment Agreements") effective as of the Effective Time.

     (i) Execution by Al Willingham and Randy Willingham of noncompete agreements in the form attached hereto as Exhibit C and D, respectively, (the "Noncompete Agreements") effective as of the Effective Time.

     (j) Execution by Willingham Properties, L.L.C. of a lease in the form attached hereto as Exhibit E (the "Lease") effective as of the Effective Time.

     7.02  Vitalink's Delivery to Home Care and Shareholders.  At Closing,
           -------------------------------------------------
Vitalink shall deliver or cause to be delivered to Home Care and Shareholders the following documents dated as of the Closing Date (the "Closing Documents") and/or shall perform the following acts (the "Closing Acts"):

     (a) A copy of the resolutions of the Board of Directors of Vitalink and Sub, certified by the Secretary or an Assistant Secretary, authorizing the execution and delivery of the Agreement and all documents or instruments relating hereto and the consummation of the transactions hereby, and a copy of the resolutions of Sub's sole shareholder authorizing the execution and delivery of the Agreement and all documents or instruments relating hereto.

     (b) A certificate from Vitalink, to the effect that the representations, warranties, and covenants of Vitalink contained in the Agreement or in any other document delivered pursuant hereto shall be true and correct or have been fully complied with, on the Closing Date.

     (c) Delivery of the shares of Vitalink Common Stock due at Closing, as stated in Section 2.01 of this Agreement, in accordance with instructions provided by Shareholder.

     (d) Execution by Vitalink of the Employment Agreements.

     (e) Execution by Vitalink of the Noncompete Agreements.

     (f) Execution by Vitalink of the Lease.

     (g) Such other documents as Shareholders may reasonably request to consummate the transactions contemplated by this Agreement.

                                   ARTICLE 8
                              CONDITIONS PRECEDENT
                              --------------------

     8.01  Conditions Precedent to Vitalink's and Sub's Obligations.  The
           ---------------------------------------------------------
obligations of Vitalink and Sub to perform the covenants and obligations to be performed by it at Closing shall be subject to fulfillment or compliance with each of the following conditions (all or any of which may be waived in writing by Vitalink and Sub):

     (a) The representations, warranties and covenants made by Shareholders in the Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

     (b) Each of the obligations of Shareholders to be performed or complied with on or before the Closing Date shall have been duly performed or complied within all material respects on or before the Closing Date.

     (c) On the Closing Date, none of the Home Care Shares nor any portion of Home Care shall previously have been acquired by authority of any government agency nor on the Closing Date shall there be any threat or imminence of any such acquisition or purchase.

     (d) All actions required to be taken, and all documents required to be delivered, by or on the part of Shareholders or Home Care to authorize the execution, delivery and performance of the Agreement and to consummate the transactions contemplated hereby shall have been duly and validly taken or delivered, including the Closing Acts and the Closing Documents as contemplated by Section 7.01.

     (e) There shall have been no litigation or enforcement or regulatory action commenced or threatened so as to have any effect on Home Care or upon Vitalink's ownership of the Home Care Shares, or which shall seek to obtain damages or to enjoin or otherwise affect the transactions contemplated herein.

     (f) All governmental or regulatory licenses, certifications, approvals, consents, authorizations or other requirements necessary for Vitalink and Sub to consummate the transactions contemplated hereby shall have been obtained or satisfied.

     (g) Since June 30, 1997, there shall have been no occurrence or circumstance, including any federal or state proceedings, which might reasonably be expected to result in a Material Adverse Effect on Home Care.

     8.02  Conditions Precedent to Home Care's and Shareholders' Obligations.
           -----------------------------------------------------------------
The obligations of Home Care and Shareholders to perform the covenants and obligations to be performed by them at Closing shall be subject to fulfillment and compliance with each of the following conditions (all or any of which may be waived in writing by Home Care and all of the Shareholders):

     (a) The representations, warranties, and covenants made by Vitalink in the Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date.

     (b) Each of the obligations of Vitalink to be performed or complied with on or before the Closing Date shall have been duly performed or complied with on or before the Closing Date.

     (c) All actions required to be taken, and all documents required to be delivered, by or on the part of Vitalink to authorize the execution, delivery, and performance of the Agreement and to consummate the transactions contemplated hereby shall have been duly and validly taken or delivered, including the Closing Acts and the Closing Documents as contemplated by Section 7.02.

     (d) There shall have been no litigation or enforcement or regulatory action commenced or threatened so as to have any effect on Vitalink, Home Care or upon Vitalink's ownership of the Home Care Shares or which shall seek to enjoin or otherwise affect the transactions contemplated herein.

     (e) All governmental or regulatory licenses, certifications, approvals, consents, authorizations or other requirements necessary for Home Care and Shareholders to consummate the transactions contemplated hereby shall have been obtained or satisfied.

     (f) Since May 31, 1997, until the Closing Date, there shall have been no occurrence or circumstance, including any federal or state proceedings, which might reasonably be expected to result in any Material Adverse Effect on Vitalink.

                                   ARTICLE 9
                                INDEMNIFICATION
                                ---------------

     9.01  Indemnification by Shareholders.
     --------------------------------------

     (a) Each Shareholder shall severally indemnify and hold harmless Vitalink in respect to any and all monies, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions) (hereinafter "Damages") reasonably incurred by Vitalink or by Sub in connection with each and all of the following (a "Claim"):

     (i) Any breach of any representation, warranty, or covenant made by Home Care or Shareholders in the Agreement or in any document or instrument attached to, or delivered pursuant to, the Agreement or any misrepresentation contained therein; and

     (ii) The breach of any agreement or obligation of Home Care or Shareholders contained in the Agreement or in any document or instrument delivered pursuant to the Agreement.

     (b) Anything to the contrary herein notwithstanding, (i) Shareholders shall not be liable for any such Claim if, at the Closing Date, Vitalink had knowledge of such inaccuracy in representation, warranty or covenant of Home Care or Shareholders which is the basis for the Claim or of Home Care's or the Shareholders' failure to perform an obligation that is an obligation required to be performed prior to the Closing Date which is the basis for the Claim; (ii) the Shareholders shall only be liable to Vitalink for inaccuracies in any representation, warranty or covenant of Home Care or Shareholders contained in this Agreement to the extent the aggregate amount of the Vitalink's Claims thereunder exceeds $25,000; (iii) each Shareholder's several liability shall be limited to its proportionate share of the Claims; (iv) the aggregate liability of the Shareholders pursuant to this Section 9.01 shall not exceed in any event the total value of all the shares of Vitalink Common Stock valued at the Stock Price which were delivered to each Shareholder after reflecting the Stockholders' Equity Adjustment; and (v) the Shareholders shall have no obligation hereunder with respect to any particular Claim unless Vitalink shall have given written notice thereof in the manner provided in Section 9.03 below no later than one (1) year after the Closing Date, except that as to any tax

     Claim, the notice to Shareholders shall be given prior to the expiration of the applicable statute of limitations, without extensions, for assessment of taxes under the Internal Revenue Code, and except as to any claim arising from fraud or criminal activity, in which case notice shall be given during the applicable statute of limitations (the "Release Date"). This subsection 9.01(b) does not apply to any Claim for breach of contract arising from Shareholders' failure to make any payments under this or any other agreement executed and delivered by Shareholders at Closing. A Shareholder's proportionate share of Claims shall mean such Shareholder's percentage (of the Claims) equal to the number of shares in the Home Care held by such Shareholder immediately prior to the Effective Time divided by the number of shares in Home Care held by all Shareholders immediately prior to the Effective Time.

     (c) Notwithstanding any other provision of this Agreement, the liability of Shareholders under this Agreement, including any liability under the foregoing indemnity provisions, shall be to reimburse Vitalink, on a dollar for dollar basis, for the actual amount of the Damages. Any such Claim for indemnification shall be adjusted, to take into account (a) the receipt of any insurance proceeds by Vitalink or Sub with respect to any Claims and
     (b) any tax benefit to, or tax burden on, Vitalink or Sub incident to the matter giving rise to such Claim for indemnification or to the indemnification payment hereunder.

     9.02  Indemnification by Vitalink and Sub.
           -----------------------------------

     (a) Vitalink and Sub shall indemnify and hold harmless Shareholders, and each of them, in respect of any and all Damages reasonably incurred by Shareholders in connection with each and all of the following (a "Claim"):

     (i) Any breach of any representation, warranty, or covenant made by Vitalink or Sub in the Agreement or in any document or instrument delivered pursuant to the Agreement or any misrepresentation contained therein; and

     (ii) The breach of any agreement or obligation of Vitalink or Sub contained in the Agreement or in any document or instrument delivered pursuant to the Agreement.

     (b) Anything to the contrary herein notwithstanding, (i) Vitalink shall not be liable for any such Claims if, at the Closing Date, the Shareholders had knowledge of such inaccuracy in representation, warranty or covenant of Vitalink which is the basis for the Claim or of Vitalink's failure to perform an obligation that is an obligation required to be performed prior to the Closing Date which is the basis for the Claim; (ii) Vitalink shall only be liable to the Shareholders for inaccuracies in any representation, warranty or covenant of Vitalink contained in this Agreement to the extent the aggregate amount of the Shareholders' Claims thereunder exceed $25,000;

     and (iii) Vitalink shall have no obligation hereunder with respect to any particular Claim unless the Shareholders shall have given written notice thereof in the manner provided in Section 9.03 below no later than one (1) year after the Closing Date (the "Release Date"). This subsection 9.02(b) does not apply to any Claim for breach of contract arising from Vitalink's failure to make any payments under this or any other agreement executed and delivered by Vitalink at Closing.

     (c) Notwithstanding any other provision of this Agreement, the liability of Vitalink under this Agreement, including any liability under the foregoing indemnity provisions, shall be to reimburse Shareholders, on a dollar for dollar basis, for the actual amount of the Damages. Any such Claim for indemnification shall be adjusted, to take into account (a) the receipt of any insurance proceeds by Shareholders with respect to any Claims and (b) any tax benefit to, or tax burden on, Shareholders incident to the matter giving rise to such Claim for indemnification or to the indemnification payment thereunder.


     9.03  Procedure for Indemnification Claims.
          -------------------------------------

     (a) If, prior to the Release Date, a party shall incur or receive notice of the existence of any Claim for which such party claims indemnity hereunder (the "Indemnitee"), the Indemnitee shall promptly give written notice thereof to the other party (the "Indemnitor"). The Indemnitee shall furnish to the Indemnitor in reasonable detail such information as the Indemnitee may have with respect thereto (including in any case, copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same); provided, however, that no failure or delay by the Indemnitee in the performance of the foregoing prior to the Release Date shall reduce or otherwise affect the obligation of the Indemnitor to indemnify and hold the Indemnitee harmless, except to the extent that such failure or delay shall have actually impaired the Indemnitor's ability to defend against, settle or satisfy such liability, damage, loss, claim or demand, or increased the cost thereof.

     (b) In the event of asserted liabilities to and claims and demands of third parties, including any action, suit or proceeding related thereto, with respect to matters set forth in Section 9.01 and 9.02 hereof, the Indemnitee shall have the right to pay, compromise, settle or otherwise dispose of any claim or conduct the defense or settlement of any action, suit or proceeding as the Indemnitee shall deem appropriate; provided, however, that if the Indemnitee shall pay any claim or settle any suit, action or proceeding without the prior written consent of the Indemnitor, the right of the Indemnitee to make any claim against the Indemnitor shall neither be deemed conclusively established nor conclusively denied. The Indemnitor shall have the right to be represented by advisory counsel and accountants (at its own expense) in connection with any action, suit or proceeding, and the Indemnitor shall be kept reasonably informed by the Indemnitee of such action, suit or proceeding at reasonable times at all stages thereof, whether or not the Indemnitor is so represented. The Indemnitee and Indemnitor agree to make available to each other, their counsel and accountants all information and documents reasonably available to them which relate to such action, suit or proceeding, and Indemnitee and Indemnitor agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

     (c) Notwithstanding anything in this Agreement to the contrary, any liabilities of the Indemnitor on account of any indemnification hereunder shall be satisfied solely by exercise of the Indemnitee's rights under this Agreement, provided that nothing in this Agreement shall be deemed to limit any right or remedy of the Indemnitee or any other person against any other person for the fraud or criminal activity of such other person.

                                   ARTICLE 10
                                 MISCELLANEOUS
                                 -------------

     10.01 Notices.  All notices, requests, demands, and other communications
           --------
hereunder shall be in writing and shall be deemed given when delivered personally or three (3) days after mailing by certified or registered mail, postage prepaid, return receipt requested, or when delivered by next-day delivery service, to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

     (a)  If to Shareholders:

               Al Willingham
               10800 S. Harvey
               Oklahoma City, Oklahoma 73170

               Randy Willingham
               2540 Wilshire Boulevard
               Oklahoma City, Oklahoma 73116

               Craig Anson
               9400 Key Lane
               Mustang, Oklahoma 73064

           With a copy to:

               Michael M. Stewart
               Crowe & Dunlevy
               1800 Mid-America Tower
               20 North Broadway
               Oklahoma City, OK 73102-8273

     (b)  If to Vitalink:

               Vitalink Pharmacy Services, Inc.
               1250 East Diehl Road, Suite 208
               Naperville, IL 60563
               Attn: President

          With a Copy To:

               Vitalink Pharmacy Services, Inc.
               One Ravinia Drive, Suite 1240
               Atlanta, GA 30346
               Attn: General Counsel

     10.02  Expenses.  Except as herein specifically provided, Vitalink and Home
            --------
Care shall each bear their own legal, accounting, and other expenses incurred in connection with the Agreement and the consummation of transactions contemplated herein.

     10.03  Brokers or Finders Fees.  Each party represents and warrants to the
            ------------------------
other party that there are no brokers or finders fees or other similar costs that have been promised or incurred or due in connection with the transactions contemplated by this Agreement.

     10.04  Governing Law.  The Agreement shall be governed by and construed and
            --------------
enforced in accordance with the laws of the State of Oklahoma.

     10.05  Survival.  The warranties, representations and covenants contained
            ---------
herein shall survive Closing and shall continue in full force and effect until the applicable Release Date as defined herein.

     10.06  Counterparts.  The Agreement may be executed simultaneously in one
            -------------
or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     10.07  Complete Agreement.  The Agreement, the Exhibits, and the documents
            ------------------
delivered with or to be delivered pursuant to this Agreement contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings.

     10.08  Modifications, Amendments and Waivers.  At any time prior to the
            --------------------------------------
termination of the Agreement, the parties hereto may mutually agree to amend or supplement any of the provisions of the Agreement, but only by written document.

     10.09  Suit.  In the event suit is filed in respect to this Agreement, the
            ----
prevailing party shall be entitled to its reasonable attorney fees and costs associated with such suit, as fixed by the court in which the case is tried and, if appealed, by the appellate court.

     10.10  Interpretation.  The headings contained in the Agreement are for
            --------------
reference purposes only shall not affect in any way the meaning or interpretation of the Agreement.

     10.11  Company Records.  Vitalink shall retain all records of Home Care for
            ---------------
at least five (5) years after the Closing Date and shall allow Shareholders access to those records during normal business hours on reasonable notice.

     10. 12  Litigation. The parties submit to the jurisdiction of any state or
             ----------
federal court sitting in Oklahoma County, State of Oklahoma, in any action or proceeding arising out of or relating to this Agreement, agree that all claims in respect of the action or proceeding shall be heard and determined in any such court and agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The parties waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waive any bond, surety or other security that might be required of any other party with respect thereto.

     10.13  Shareholders Guaranties.  Notwithstanding anything to the contrary,
            -----------------------
Vitalink shall use its best efforts to ensure that Shareholders are released from their guaranty of obligations or debt of Home Care from financial institutions and shall indemnify and hold harmless Shareholders in respect of any liability of Shareholders arising subsequent to the Closing, resulting from Shareholders' guaranty of such obligations or debts of Home Care.

[signature page begins on the following page]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                               "VITALINK"

                                               Vitalink Pharmacy Services, Inc.

                                               By:  /s/Robert W. Horner III
                                                    -----------------------
                                                    Robert W. Horner, III,
                                                    Senior Vice President and
                                                    General Counsel


                                               "SUB"

ATTEST:                                        Vitalink Subsidiary, Inc.

BY:  /s/ Robert W. Horner III                  By:  /s/Robert W. Horner III
     ------------------------                       -----------------------
     Robert W. Horner, III, Secretary               Robert W. Horner, III,
                                                    Vice President

                                               "HOME CARE"

ATTEST:                                        Home Care Medical Equipment, Inc.

BY:  /s/ Al Willingham                         By:  /s/Randy Willingham
     -----------------                              -------------------
     Al Willingham, Secretary                       Randy Willingham, President


                                               "SHAREHOLDERS:

                                               /s/ Al Willingham
                                               -----------------
                                               Al Willingham

                                               /s/ Randy Willingham
                                               --------------------
                                               Randy Willingham

                                               /s/ Craig Anson
                                               ---------------
                                               Craig Anson